AMENDMENT NO. 1

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of January 3, 2007 (this "Amendment"), to the Amended and Restated Rights Agreement, dated as of August 4, 2006 (the "Rights Agreement"), between News Corporation, a Delaware corporation (the "Company"), and Computershare Investor Services, LLC (the "Rights Agent").

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.            The Rights Agreement is hereby amended by adding the following proviso to the end of Section 1(u):

"; provided, however, that the status of Liberty Media Corporation and its Affiliates as Exempt Persons shall not be affected as a result of the grant by K. Rupert Murdoch, the Murdoch Family Trust and Cruden Financial Services, LLC of that certain Irrevocable Proxy to Liberty Media Corporation, dated January 3, 2007, or the Beneficial Ownership of Class B Common Stock created thereby."

2.            The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3.            This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		NEWS CORPORATION

By:	/s/ Laura A. O’Leary	By:	/s/ Lawrence A. Jacobs
Name: Laura A. O’Leary		Name: Lawrence A. Jacobs
Title: Secretary		Title: Senior Executive Vice President and Group General Counsel

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Thomas A. Ferrari	By:	/s/ Kevin Laurita
Name: Thomas A. Ferrari		Name: Kevin Laurita
Title: Senior Managing Director		Title: Managing Director